Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:

Robert S. Schneider	Maria F. Slippen
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

U.S.I. Holdings Corporation Announces Agreement to Acquire Summit Global Partners

BRIARCLIFF MANOR, N.Y., January 13, 2005 — U.S.I. Holdings Corporation (“USI”), (NASDAQ: USIH) today announced that it has completed its negotiations and has entered into a definitive agreement to acquire Dallas, TX headquartered Summit Global Partners (“SGP”). The closing of the SGP acquisition, which is subject to customary closing conditions, is expected at the beginning of February 2005. Terms of the transaction were not disclosed.

Established in 1996, SGP is, according to published sources, the 14th largest privately held insurance brokerage firm in the United States. SGP specializes in risk management and employee benefits for middle market companies throughout the U.S. with offices in Texas, Florida, Illinois, California, Tennessee, New Mexico and Michigan. SGP is expected to contribute approximately $66 million of revenues to USI on an annual basis.

USI has received a waiver from its lender group in conjunction with the transaction and commitments for another $80 million in borrowings on its existing term loan. The $80 million will be used to repay notes that will be issued in connection with the Acquisition of SGP, to pay down borrowings on USI’s revolving credit facility and for general corporate purposes.

David L. Eslick, USI’s Chairman, President and CEO, said, “With the completion of the negotiation and the signing of the merger agreement, I am pleased to be one step closer to officially welcoming Jeff Pan, Jeff Haynes, Jack Wagner and the SGP team to USI. Additionally, we consider the favorable response from our lending group through the commitment of additional capital to be a significant endorsement of our proven acquisition strategy. Through this acquisition, we strengthen our offerings in our existing geographic footprint and increase our ability to better serve our clients locally and nationally. USI and SGP are aligned in our focus around sales success, operating efficiencies and exceeding our clients’ expectations.”

Joseph R. Wiedemann, Chairman of Summit Global Partners, said, “Since 1996, SGP has been committed to helping our clients meet today’s challenges in managing risks, securing needed coverages and providing health insurance and other employee benefits. The skillful leadership provided by both SGP management and USI executives during the last few months has enabled SGP to work towards this important acquisition without interrupting service to our clients. Our employees are excited about the opportunities the combined company provides for delivering a broader range of high quality products and services to our clients.”

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the anticipated closing of the acquisition and the expected future business and financial performance of USI resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. Some of those factors include matters analyzed in the due diligence process, material adverse changes in the clients of the acquired company, and substantial delay in the expected closing of the transaction. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states. Additional information about USI may be found at www.usi.biz.